Exhibit 99.1
FIRST QUARTER 2008 EARNINGS
St. Louis, April 18, 2008. Reliance Bancshares, Inc. (“the Company”), the parent company of Reliance Bank and Reliance Bank, FSB, announced the first quarter results.
Results
Net income for the quarter ended March 31, 2008, was $310 thousand, a 55% decrease when compared to the quarter ended March 31, 2007. Diluted earnings per share for the first quarter of 2008 were $.01, down $.02 versus the prior year first quarter. Total revenue, defined as total interest income and noninterest income increased 26% to $18.8 million for the first quarter compared to a year ago. The decline in net income and decrease in diluted earnings per share are the result of a larger provision for loan loss reserves related to loan growth for the quarter ended March 31, 2008, when compared to the quarter ended March 31, 2007 and an increase in the Company’s nonperforming loans for the same period. Another factor affecting earnings is related to the additional costs incurred for new bank branches opened in 2007, as well as the establishment of loan production offices in Houston, TX and Phoenix, AZ in late 2007.
Net interest income for the quarter ended March 31, 2008, increased $2 million, or 33%, compared to net interest income for the quarter ended March 31, 2007. This growth in net interest income resulted from the growth in interest income on an increasing level of interest-earning assets during the first quarter of 2008, with an increasingly proportionate share of such interest-earning assets being comprised of loans, which are the Company’s highest interest-earning assets.
Total assets for the quarter ended March 31, 2008, were $1.2 billion, an increase of $275.7 million, or 29%, when compared to the first quarter of 2007. Total loan growth was $80.9 million, or 9%, for the first quarter of 2008 compared to $23.6 million, or 4%, for the first quarter of 2007. As a result of the soft residential housing markets in St. Louis and Southwest Florida, the Company has sought to add loans to its portfolio with increased collateral margins or excess payment capacity from proven borrowers, and has often had to offer very competitive terms on such loans to maintain the quality of the loan portfolio.
For the quarter ended March 31, 2008, total deposits grew by $65.7 million, or 8%, to $900.3 million compared to $773.7 million for the first quarter of 2007. Noninterest bearing deposits decreased by $1.9 million for the first quarter of 2008 compared to the first quarter of 2007 and represent 6% of total deposits, while interest bearing deposits grew by $67.6 million for the first quarter of 2008 compared to the first quarter of 2007 and represent 94% of total deposits.
The provision for loan losses was $1.1 million for the quarter ended March 31, 2008, compared to $390 thousand for the quarter ended March 31, 2007. The increase in the provision for loan losses was due to loan growth and adverse changes in risk ratings on various credits. During the quarter ended March 31, 2008, the Company recorded net charge-offs of $336 thousand compared to net charge-offs of $346 thousand for the quarter ended March 31, 2007. The soft residential real estate market in St. Louis metropolitan and southwestern Florida areas has caused a significant increase in the Company’s nonperforming loans. Nonperforming loans were $21.1 million, or 2.13%, of loans, $17.7 million or 1.95%, and $5.4 million or 0.78% at March 31, 2008, December 31, 2007, and March 31, 2007, respectively.
Please refer to the Consolidated Financial Summary attached for more details.
Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase and decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Reliance Bancshares’ 2007 Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

RELIANCE BANCSHARES, INC.
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)
(In thousands, except per share data)

	For the Quarter	For the Year	For the Quarter	For the Quarter
	Ended	Ended	Ended	Ended
BALANCE SHEETS	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007	Mar 31, 2006
ASSETS
Cash and due from banks	$12,309	$13,171	$11,505	$10,709
Federal funds sold	86	89	32,470	120
Interest bearing deposits	374	30	928	199
Debt and equity investments	178,988	163,645	185,587	196,140
Loans	993,430	911,738	691,100	507,470
Less reserve for loan losses	10,481	9,685	7,145	5,685

Net loans	982,949	902,053	683,955	501,785

Premises and equipment, net	42,047	42,932	32,860	24,005
Goodwill	1,149	1,149	1,149	1,149
Core deposit intangible	166	170	182	198
Other assets	16,229	12,913	9,927	5,862

Total assets	$1,234,297	$1,136,152	$958,563	$740,167

LIABILITIES & EQUITY
Noninterest bearing deposits	$51,571	$53,441	$42,246	$40,701
Interest bearing deposits	848,691	781,135	731,448	559,123

Total deposits	900,262	834,576	773,694	599,824
Short-term borrowings	66,437	88,325	29,877	15,090
Long-term FHLB advances	119,000	68,000	24,300	14,300
Other liabilities	7,215	5,360	5,196	3,029

Total liabilities	1,092,914	996,261	833,067	632,243
Stockholders’ equity	141,383	139,891	125,496	107,924

Total liabilities & equity	$1,234,297	$1,136,152	$958,563	$740,167

INCOME STATEMENTS
Total interest income	$18,085		$14,563	$10,309
Total interest expense	10,196		8,651	5,357

Net interest income	7,889		5,912	4,952
Provision for loan losses	1,132		390	550

Net after provision	6,757		5,522	4,402
NONINTEREST INCOME
Service charges on deposits	176		110	96
Gain (loss) sale of securities	194		—	—
Other income	312		279	80

Total noninterest income	682		389	176
NONINTEREST EXPENSE
Salaries and benefits	4,208		2,989	2,118
Occupancy and equipment	1,067		805	465
Data processing	442		321	192
Advertising	211		152	156
Postage, printing and supplies	116		133	105
Professional fees	161		109	57
Other	875		467	496

Total noninterest expense	7,080		4,976	3,589

Income before taxes	359		935	989
Income taxes	49		240	310

Net income	$310		$695	$679

ASSET QUALITY
Net charge-offs	$336		$346	$77

Nonperforming loans	$21,110	$17,748	$5,420	$4,370

Nonperforming loans to total loans	2.13%	1.95%	0.78%	0.86%
Reserve for loan losses to total loans	1.06%	1.06%	1.03%	1.12%